Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2015, with respect to the consolidated financial statements of McMoRan Exploration Co. included in the Registration Statement (Form S-1) and related Prospectus of Freeport-McMoRan Oil & Gas Inc., dated June 23, 2015.

/s/ Ernst & Young LLP

New Orleans, LA

June 23, 2015